Free writing prospectus statement

This presentation highlights basic information about us and the offering to which this communication relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities.

We have filed a registration statement (including a prospectus, which currently is in preliminary form) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this presentation relates. The registration has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and this offering.

You may access these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

The preliminary prospectus, dated March 20, 2017, is available on the SEC Web site at https://www.sec.gov/Archives/edgar/data/1618500/000121390017002624/ff12017a1_medigusltd.htm.

Alternatively, we or the placement agent participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, New York 10022, via e-mail at placements@hcwco.com or via telephone at (212) 356-0530.

Medigus



Issuer Free Writing Prospectus dated March 21, 2017
Filed Pursuant to Rule 433
Registration Statement No. 333-216155

MDGS.TASE
MDGS.Nasdaq
March 2017

Forward looking statements

This presentation may contain statements that are “Forward-Looking Statements,” which are based upon the current estimates, assumptions and expectations of the company’s management and its knowledge of the relevant market. The company has tried, where possible, to identify such information and statements by using words such as “anticipate,” “believe,” “envision,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate” and other similar expressions and derivations thereof in connection with any discussion of future events, trends or prospects or future operating or financial performance, although not all forward-looking statements contain these identifying words. By their nature, Forward-Looking Statements involve uncertainties which may cause future results of the company’s activity to differ significantly from the content and implications of such statements. Among the factors which may cause the actual results to differ from the Forward-Looking Statements are changes in the target market and the introduction of competitive products, regulatory, legislative and policy changes, and clinical results. Forward-Looking Statements are pertinent only as of the date on which they are made, and the company undertakes no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, future developments or otherwise. Nothing in this presentation should be deemed to be medical or other advice of any kind.

Medigus – a compelling investment thesis

- **MUSE™ System** for minimally invasive reflux surgery: FDA cleared and CE marked, initial revenue
- **Reimbursed in US and EU:** One of highest paying GI Medicare codes in US with OPS code in Germany
- **49 million US adults:** Large esophageal reflux (GERD) market opportunity; high gross margin, single-use device
- **Expanding platform:** Flexible stapling product in development
- **Commercial traction:** Commercial use in US & EU, $17m China deal, ongoing camera revenue

Innovation happens … Change happens … Markets evolve


SA
MENU

No different in healthcare …

Open Surgery
1900s



Laparoscopic Surgery
1990s



Flexible Endoscopic Surgery
2017



Medigus

Changing demographics compound issue …

Aging population, western diet, cost of healthcare drive the need for less invasive alternatives

GERD



Obesity



GI Cancer



Strategics recognize this opportunity

Apollo Endosurgery announces acquisition of Obesity Intervention Division from Allergan, Inc. Oct 29, 2013

Covidien buying Given Imaging for $860M
Dec 08, 2013

Medtronic completes Covidien acquisition for $50B Jan 27, 2015

Boston Scientific agrees to acquire Xlumena
Apr 01, 2015

Boston Scientific announces acquisition of the LumenR™ Tissue Retractor System
Nov 03, 2016

PENTAX Medical expands interventional endoscopy offering with acquisition of C2 Therapeutics Jan 09, 2017

Johnson & Johnson subsidiary buys Torax Medical Feb 20, 2017

What do these companies have in common?

Innovation

They changed a procedure paradigm …
from surgery to endoscopy

Integration

They combined or miniaturized
technologies to reduce cost
or simplify approach

Visualization

They added optics to see where you
couldn't see before

MUSE™ combines Innovation. Integration. Visualization.


Flexible, endoscopic stapling
Optics are simply part of the device
Integrated ultrasound

Gen 8 MUSE
Commercial Ready!

MUSE™ SYSTEM
GERD Relief in Sight

Medigus brings GERD surgery into the GI suite


GI Endoscopy
Endoscopic
Surgical Intervention
MUSE™
SYSTEM
GERD Relief in Sight
Surgery
GI Endoscopy
Surgery

GERD – the condition

Stomach acid rises through lax sphincter





normal sphincter

Results in pain and possible esophageal cancer

Current therapy:
drugs (PPIs) and/or surgery

GERD – a global unmet need

>60m potential patients with chronic GERD

7x increased probability of esophageal cancer from daily GERD

30-40% of PPI users not satisfied (woken up by GERD, daily life impact)

Anti PPI trend

- increased risk of hip, hand & spine fractures
- focal arrhythmias
- low magnesium levels
- associated with CDAD & dementia

>200k surgical procedures for chronic GERD



Independent iData Research report (2012): US Market for Gastrointestinal Endoscopic Devices"

Treatment gap between PPI and surgery

Current Market



None treated
Long term PPI use
Surgery
Chronic GERD
GERD patients
< 2%
Low
High
Severity of Symptoms and Dissatisfaction

Medigus

MUSE fills the treatment gap

MUSE Upside


MUSE™
Potential
None treated
Long term PPI use
Surgery
Chronic GERD
GERD patients
>60
Million Patient Market
Low
High
Severity of Symptoms and Dissatisfaction

MUSE vs. Surgery

- **Direct vision** as part of the endoscope, no other device needed
- **Single MD** operation, no separate endoscope needed
- **Integrated ultrasound** to visualize tissue thickness for stapling accuracy
- **Standard surgical staples** durable and reliable
- **Flexible surgical** endoscope designed for single use



Medigus

MUSE is commercial ready

KOLs Trained
(currently in US, DE, IT, IL, CH & CN)

US & EU Clinical Registry Complete

China CFDA Trial in Process

Direct in US & DE
Distributors in IT & CN

Reimbursement in Key Markets

Single Use MUSE
(US ASP $3,200)

Early Revenue
- $17m China Distributor
- $1m Italy Distributor
- Key US accounts

MUSE validation in peer review journals

4+ year follow-up
on 37 of 69 patients in Pivotal Study

69% remained off PPI at 4 yrs.
84% of this group were off PPI at 6 months

69-82% improvement
In GERD Health Related Quality of Life scores at each time point

Results equal to or better
than those for other devices for Endoluminal GERD therapy


NEW TECHNOLOGY
Endoscopic anterior fundoplication with the Medigus Ultrasonic Surgical Endostapler (MUSE™) for gastroesophageal reflux disease: 6-month results from a multi-center prospective trial
Johannes Zacherl · Ariel Roy-Shapira · Luigi Bonavina · Amol Bapaye · Ralf Kiesslich · Sebastian F. Schoppmann · William R. Kessler · Don J. Selzer · Ryan C. Broderick · Glen A. Lehman · Santiago Horgan

Medigus

Strategic patent portfolio

70+

worldwide patents



Take home thoughts

- **Dedicated MUSE reimbursement** in US, Italy & Germany
- **Commercial traction:** generating revenue in US & EU, China clinical and CFDA in process & camera revenue
- **Large GERD market opportunity**, high gross margin & differentiated
- **Compelling platform**, second fully integrated product in development
- **Strong investors:** OrbiMed, Senvest and J&J

Medigus financial summary

Cash position **As of Mar. 15 2017**	**~ $1.7m**
Number of employees **As of Mar. 15 2017**	**29**
Outstanding shares: **As of Mar. 15 2017**	**44.1m**
Outstanding shares - fully diluted **As of Mar. 15 2017**	**54.9m**
NASDAQ	**MDGS**

Analyst coverage **Chris Lewis – Roth Capital Partners** clewis@roth.com

MUSE™ SYSTEM

GERD Relief in Sight



Medigus

MDGS.TASE

MDGS.Nasdaq

March 2017

Chris.Rowland@medigus.com

MUSE vs Surgery

MUSE™



Flinders Medical Centre
Endoscopy Unit

Upper Endoscopy Report

ID Number 8886977
Name
Date of birth
Address
[redacted]

Classification HP

Indications
Reflux symptoms.

Date of procedure
11 Aug 2006 (9:49)

Endoscopist
Prof. David Watson

Assistant
RGN. FRANK GOMEZ
RGN. SHARON MCGLAUGHLIN

Referring doctor/ General practitioner
Dr David Watson
North Adelaide
Dr Lorenzo
7 South Tce
Minlaton SA 5575

Medications used
ignocaine spray + Mylicon.

Instrument
Blue upper 2417928

There ... precluding ...
examination. ... consent ...
alternatives for the pro... exp...
well.

OESOPHAGUS: The oesophagu...
mucosal junction (z - line) was ...

STOMACH: The stomach was ...

DUODENUM: The duodenum w...

Procedures
Endoscopic fundoplication (MediGus)

Final Disposition
Return to ward.

Comments
2 staplings to create anterior partial fundoplication. End result looked very good. See photo

LNF

Medigus

MUSE procedure progression


Pre-Procedure
Post-Procedure
1st Stapling
1
2nd Stapling
2
1
3rd Stapling
3
2
1

What's next

Flexible stapling platform with camera

Used for mucosal closure

Integrated flexible stapling device

Integrated micro camera

Support growing endoscopic surgery platform

Proprietary technology with dedicated IP



Medigus micro-ScoutCam

the world's smallest video camera…

…is out of this world



ATV-5 VIPIR robot


UNITED STATES OF AMERICA
E PLURIBUS UNUM
ONE CENT



NASA

Experienced leadership team



Nissim Darvish, MD, PhD
Chairman

Senior Managing Director, OrbiMed Israel. Previously, Partner with Pitango; Founder and CEO of Impulse Dynamics ($250m realization event); led investment through several exits, including SuperDimension ($300m to Covidien).



Chris Rowland
CEO

25 years of medical device senior leadership experience, including 17 years in leadership roles at Boston Scientific Corporation; President Americas of Given Imaging (recently acquired by Covidien for $860m); President of IntraPace.



Menashe Sonnenschein
VP Operations

Menashe has been CTO of Medigus since its establishment, and has been responsible for the development of the MUSE™ device as well as the clinical trial management. Menashe is a specialist in regulatory compliance and in design control.



Dr. Yaron Silberman
VP Sales & Marketing

Over 20 years of experience in the high-tech medical device industry, with expertise in marketing, sales, business development, and product management. Prior to Medigus, Yaron held positions with Siemens, Given Imaging, MedSim and NiTi Surgical Solutions.

OrbiMed Healthcare Fund Management | SENVEST | Johnson & Johnson | Migdal Insurance Group